Exhibit 4.3

Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934, as amended

As of December 31, 2019, Health Insurance Innovations, Inc. (the “Company,” “we,” “us,” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) – our Class A common stock, par value $0.001 per share.

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), and our Amended and Restated Bylaws (our “Bylaws”), each of which is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Authorized Capital Stock.

Under our Certificate of Incorporation, we are authorized to issue 125,000,000 shares of capital stock, which consists of 100,000,000 shares of Class A common stock, par value $0.001 per share, 20,000,000 shares of Class B common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Description of Class A Common Stock
Voting Rights. The holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters to be voted upon by the stockholders; provided, however, that except as otherwise required by law, holders of our Class A common stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation or the DGCL.
Dividends. Subject to the preferences that may be applicable to any outstanding shares of our preferred stock, the holders of shares of our Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.
Liquidation Rights. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, the holders of shares of our Class A common stock are entitled to share ratably in all assets of the Company then-remaining.
Other Rights. The holders of shares of our Class A common stock (solely in their capacity as such) have no preemptive rights, conversion rights or other subscription rights. The shares of Class A common stock issued by the Company are fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to our Class A common stock. The rights, preferences and privileges of holders of our Class A common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.
Listing on The Nasdaq Global Market. Our Class A common stock is listed on The Nasdaq Global Market under the symbol “HIIQ”.

Description of Class B Common Stock
Issuance of Class B Common Stock with Membership Interests. Shares of our Class B common stock are issuable only in connection with the issuance of Series B Membership Interests of Health Plan Intermediaries Holdings, LLC (“HPIH”). When a Series B Membership Interest is issued by HPIH, we will issue the holder one share of our Class B common stock. Each share of our Class B common stock will be redeemed and cancelled by us if the holder exchanges one Series B Membership Interest and such share of Class B common stock for one share of Class A common stock pursuant to the terms of that certain Exchange Agreement, dated February 13, 2013, among the Company, HIPIH and the holders of our Class B common stock (the “Exchange Agreement”). On February 12, 2020, the holders of our Class B common stock notified the Company that they have elected to exchange all remaining shares of our Class B common stock, together with an equal number of Series B Membership Interests in HPIH, into an aggregate of 1,016,667 shares of our Class A common stock (the “Final Class B Exchange”) pursuant to the Exchange Agreement. Under the terms of the Exchange Agreement, the closing of the Final Class B Exchange is scheduled to occur on April 7, 2020 unless the Company elects to effectuate the Final Class B Exchange on an earlier date. Upon the closing of the Final Class B Exchange, the Company will cease to have any shares of Class B common stock outstanding and will own 100% of the equity interest in HPIH.
Voting Rights. The holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Holders of our Class A common stock and holders of our Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law.
Dividend rights. The holders of our Class B common stock will not participate in any dividends declared by our board of directors.
Rights upon liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our Class B stockholders will not be entitled to receive any of our assets.
Other rights. In the case of any reclassification or similar transaction as a result of which the share of Class A common stock are converted into another security, each holder of Class B common stock shall be entitled to receive upon exchange of such shares (together with a commensurate amount of Series B Membership Interests) the amount of such security that such holder would have received if such exchange had occurred immediately prior to the record date for such reclassification or similar transaction. Further, in the event of the Company’s reorganization, share exchange, conversion, merger or consolidation with or into another person in connection with which shares of our Class A common stock and Class B common stock (together with the related membership interests) are converted into, or become exchangeable for, shares of stock and/or other securities or property (including cash), each Class B stockholder shall only be entitled to receive the same number of shares of stock as is received by Class A stockholders for each share of Class A common stock, but will not be entitled to receive other securities or property (including cash) in respect of such person’s shares of Class B common stock; and such shares of stock received by a holder of shares of Class B common stock shall afford the holder thereof no more rights, privileges or preferences than would be afforded the holders of Class B common stock under our Certificate of Incorporation. No shares of Class B common stock will have preemptive rights to purchase additional shares of Class B common stock.

Description of Preferred Stock
Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third part to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no plans to issue any shares of preferred stock at this time.

The effects of issuing preferred stock could include one or more of the following:

•	decreasing the amount of earnings and assets available for distribution to holders of our Class A common stock;

•	restricting dividends on our Class A common stock;

•	diluting the voting power of our Class A and B common stock;

•	impairing the liquidation rights of our Class A common stock; or

•	delaying, deferring or preventing changes in our control or management.

As of December 31, 2019, there were no shares of preferred stock issued and outstanding.

Anti-Takeover Provisions
Some provisions of our Certificate of Incorporation and Bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.
These provisions, as summarized further below, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Authorized but Unissued Capital Stock. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Global Market, which would apply so long as shares of Class A common stock remain listed on the NASDAQ Global Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.
Election and Removal of Directors; Vacancies. Our board of directors may consist of between three and nine directors. The exact number of directors will be fixed from time to time by resolution of the board. In accordance with our Certificate of Incorporation and Bylaws, each of our directors will serve for a one-year term or until his or her successor is elected and qualified. At each annual meeting of our stockholders, our stockholders will elect the members of our board of directors by a plurality of the votes cast at a meeting where quorum is present.
Our Certificate of Incorporation and Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our Bylaws provide that any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation prohibits cumulative voting.
Limits on Written Consents. The DGCL permits stockholder action by written consent unless otherwise provided by our Certificate of Incorporation. Our Certificate of Incorporation precludes stockholder action by written consent.
Stockholder Meetings. Our Certificate of Incorporation and Bylaws provide that special meetings of stockholders may be called only by the board of directors, the chairman of the board of directors or the chief executive officer.

Amendment of Amended and Restated Certificate of Incorporation. Our Certificate of Incorporation provides that the provisions of our Certificate of Incorporation relating to our capital structure, voting rights, dividends, Bylaws, board of directors, limited liability of directors, indemnification of directors, amendment of our Certificate of Incorporation and meetings of stockholders may be amended only by the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of voting stock, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend other provisions of our Certificate of Incorporation.
Amendment of Amended and Restated Bylaws. Our Bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:

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the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose; provided that any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with, specified provisions of the Bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, classification of the board of directors, nomination of directors, special meetings of directors, removal of directors and committees of the board of directors, requires the affirmative vote of at least 75% of all directors in office at a meeting called for that purpose; or

•	the affirmative vote of holders of 75% of the voting power of our outstanding shares of voting stock, voting together as a single class.
     Other Limitations on Stockholder Actions. Our Bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our Bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the class and number of shares which are held beneficially and of record by the stockholder and evidence of such ownership; and

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the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

 To be timely, a stockholder must generally deliver notice:

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in connection with an annual meeting of stockholders, not less than 120 nor more than 180 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the date of the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or

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in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 55 days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.
Forum Selection. The Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employee to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine, or if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.
Delaware Business Combination Statute. We are currently subject to Section 203 of the DGCL. Subject to specified exceptions, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change in control attempts.

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